EXHIBIT 21

STM WIRELESS, INC. SUBSIDIARIES

The subsidiaries of the Company are:

Percentage Ownership
STM do Brasil	100.0%
Avenida das Americas, 3333
Sala 801
22631-003 Rio de Janeiro, Brazil

STM de Mexico, S. A de C.V.	100.0%
Monte Pelvoux No. 130—3ER. Piso
Lomas de Chapultpepec
11000 Mexico, D.F.

STM Wireless Systems, Ltd.	100.0%
50/9 Viphavadee–Rangsit 38
Viphavadee–Rangsit Road
Ladyao Chatuchak
Bangkok, 10900 Thailand

STM Sales Corp.	100.0%
134 West Soledad Avenue
Suite 401
Agana, Guam 96910

Telecom Multimedia Systems, Inc.	100.0%
One Mauchly
Irvine, California 92618

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